Filed Pursuant to Rule 424(b)(3)
File No. 333-74590

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated December 20, 2001,
as supplemented by Prospectus Supplement No. 1,
dated May 24, 2005)

Scientific Games Corporation

5,447,588 Shares of Class A Common Stock

This prospectus supplement relates to the sale from time to time by certain of our stockholders (including their transferees, donees, pledgees or successors) of up to 5,447,588 shares of our Class A common stock. You should read this prospectus supplement in conjunction with the prospectus dated December 20, 2001 and Prospectus Supplement No. 1 dated May 24, 2005, both of which should be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus and Prospectus Supplement No. 1, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

Investing in our common stock involves certain risks. See the “Risk Factors” discussed in Item 1A. to Part I of our most recently filed Annual Report on Form 10-K and in Item 1A. to Part II of any subsequently filed Quarterly Report on Form 10-Q.

The information in the section entitled “Selling Stockholders” in the prospectus is hereby further supplemented by adding the following:

On March 21, 2006, A. Lorne Weil, one of the selling stockholders, donated to The A. Lorne Weil and Kathy Angele 2006 Charitable Remainder Unitrust 322,157 shares of Class A common stock, constituting a portion of the shares issued in February 2002 upon exercise of a warrant.

Sales of our shares pursuant to this prospectus by A. Lorne Weil or any of his transferees, donees, pledgees or successors will have no effect on the number of shares that may be sold by any other transferee, donee, pledgee or successor (or such person’s transferees, donees, pledgees or successors) so long as the aggregate number of shares sold by all such selling stockholders (including The A. Lorne Weil and Kathy Angele 2006 Charitable Remainder Unitrust and other deemed selling stockholders) does not exceed the number of shares that remain available for sale under this prospectus.

The information in the section entitled “Plan of Distribution” in the prospectus is hereby supplemented by adding the following:

On March 21, 2006, A. Lorne Weil, one of the selling stockholders, donated to The A. Lorne Weil and Kathy Angele 2006 Charitable Remainder Unitrust 322,157 shares of Class A common stock, constituting a portion of the shares issued in February 2002 upon exercise of a warrant.

The date of this prospectus supplement is March 22, 2006